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                                                                    EXHIBIT 99.1



                    [ARLINGTON HOSPITALITY, INC. LETTERHEAD]


For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com


            ARLINGTON HOSPITALITY, INC. ANNOUNCES TEMPORARY AGREEMENT
                   WITH HOTEL LANDLORD, FEBRUARY 2004 RESULTS


         ARLINGTON HEIGHTS, Ill., March 16, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced a temporary letter agreement with the landlord of 21 AmeriHost Inn hotels operated by the company, and February 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest. The February 2004 same-room results include 55 AmeriHost Inn hotels which have been opened for at least 13 months.

TEMPORARY AGREEMENT WITH PMC COMMERCIAL TRUST

         As previously announced, the company had entered into discussions with PMC Commercial Trust ("PMC") (AMEX: PCC), regarding 21 AmeriHost Inn hotels owned by PMC, which are leased and operated by a wholly-owned subsidiary of Arlington Hospitality. The company seeks to restructure the lease agreements, in order to improve operating results and cash flow with respect to these hotels, and to agree on a plan that would transfer these hotels to other operators through the sale of the properties.

         On March 12, 2004 the company, through the wholly-owned subsidiary, entered into a temporary letter agreement with PMC, which expires on April 30, 2004. The temporary letter

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agreement provides that base rent will continue to accrue at the rate of approximately $445,000 per month, as set forth in the lease agreements; however, the base rent payments required to be paid on March 1, 2004 and April 1, 2004 were reduced to approximately $360,000 per month, with the March 1, 2004 payment being due and payable upon execution of the temporary letter agreement. In addition, the company's subsidiary was allowed to utilize $200,000 of its security deposit held with PMC to fund these payments.

         Upon the expiration of the temporary letter agreement on April 30, 2004, the deferred portion of the base rent (approximately $170,000) will be payable, and the security deposit is to be restored to its March 12, 2004 balance. The temporary letter agreement also resolved all material outstanding open issues existing between the company's subsidiary and PMC regarding capital expenditure escrow account contributions and reimbursements, and provided for the gathering and sharing of certain information regarding a possible restructuring of the lease.

         The company and PMC are in ongoing discussions regarding such a possible restructuring of the lease. While the objective is to reach a restructured agreement prior to the expiration of the temporary letter agreement, there can be no assurance that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third party operators.

FEBRUARY RESULTS

         Same-room revenue per available room (RevPAR) in February 2004 decreased 0.7 percent to $27.89, compared to February 2003. Occupancy decreased
3.7 percent to 49.2 percent,


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and average daily rate (ADR) increased 3.0 percent to $56.67. However, total room revenue on a same-room basis for the month of February 2004 compared to February 2003 increased 2.8 percent as a result of the extra day for leap year in 2004.


                                                                 Two Months
                               One Month Ended        Ended       Twelve Months Ended
                                 February 29       February 29        February 29
                               ---------------    ------------    -------------------
Occupancy - 2004                     49.2%             45.3%              56.5%
Occupancy - 2003                     51.1%             46.2%              56.6%
Increase (decrease)                 (3.7%)            (1.9%)               0.2%

Average Daily Rate - 2004           $56.67            $55.68             $57.31
Average Daily Rate - 2003           $55.03            $54.35             $57.16
Increase (decrease)                   3.0%              2.4%               0.3%

RevPAR - 2004                       $27.89            $25.19             $32.39
RevPAR - 2003                       $28.10            $25.10             $32.35
Increase (decrease)                 (0.7%)              0.4%               0.3%


         According to Smith Travel Research, preliminary results for February 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry will improve between 2 and 4 percent, compared to February 2003.

SALES/DEVELOPMENT ACTIVITY

         The company did not sell any hotels since its last sales development update. Currently, the company has six hotels under contract for sale, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.


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         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 103-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 64 properties in 17 states, including 57 AmeriHost Inn hotels, for a total of 4,655 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-Q for the quarter ended September 30, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Future Performance."